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                                                                    EXHIBIT 99.1

                       XIRCOM COMPLETES SALE OF NETACCESS

         THOUSAND OAKS, CALIF., JUNE 30, 1997 - Xircom, Inc. (Nasdaq:XIRC) today announced completion of the divestiture of Netaccess, Inc., the Company's remote access subsidiary. Under the terms of the transaction, the assets of Netaccess, Inc. have been sold to Brooktrout Technology, Inc. (Nasdaq:BRKT) for $11 million. Xircom will realize net cash proceeds of $9 million (including future tax benefits retained by Xircom) from the sale and will record a loss from discontinued operations of $0.27 per share. The effective date of the transaction is June 30, 1997.

         "With the closing of this transaction we have completed the two corporate goals we established at the outset of this quarter -- to bring the PC Card channel inventory back into our target range and to divest the Netaccess business unit. We are exiting this quarter having accomplished both strategic goals and are focused 100% on the rapidly growing market for PC Card communications products." said Dirk Gates, chairman, president and chief executive officer.

         The above information contains forward-looking statements based on current expectations that involve a number of risks and uncertainties which could cause actual results to differ materially from those projected and include, but are not limited to, the final determination of revenue, actual costs and expenses incurred during the quarter for Netaccess, Inc., adjustments to the purchase price, reserves for potential claims under indemnification provisions, realization of future tax benefits, and other conditions and contingencies associated with the Netaccess transaction as contained in the agreement between the parties. Additional risks are described in the Company's




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SEC reports on Form 10-Q for the quarters ended March 31, 1997 and December 31,
1996, and the report on Form 10-K for the fiscal year ended September 30, 1996.

         XIRCOM CORPORATE BACKGROUND. Xircom is the leading manufacturer of PC Card and CardBus communications products for connecting mobile and remote portable PC users to corporate networks, the Internet, and other online services from a wide variety of locations. More information about Xircom may be found at www.xircom.com.

FOR MORE INFORMATION CONTACT:

Kristi Cushing                                            Craig Rexroad
Xircom Investor Relations                                 Manning Selvage & Lee
(805) 376-9300                                            (213) 782-6600
kcushing@xircom.com
http://www.xircom.com

Xircom is a registered trademark of Xircom, Inc., and Netaccess is a trademark of Netaccess, Inc. Other company or product names have been used for identification purposes only and may be trademarks of their respective companies.

Xircom is headquartered in Thousand Oaks, Calif., and has regional offices in Antwerp, Belgium; and Singapore. Sales: (800) 438-4526. Telephone: (805) 376-9300. Fax: (805) 376-9311.